UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2018

Foot Locker, Inc.

(Exact name of registrant as specified in charter)

New York	1-10299	13-3513936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 West 34th Street, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 720-3700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	(1)	Establishment of Performance Goals.

(i)     On March 28, 2018, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) established the performance goals for the 2018 fiscal year under the Foot Locker Executive Incentive Cash Compensation Plan (the “Cash Incentive Plan”). The goals for the executives are based (a) 80% on the Company’s pre-tax income for Mr. Johnson, Ms. Peters, and Mr. Verma, and division profit for Messrs. Jacobs and Kimble, and (b) 20% on customer connected objectives. Under the Cash Incentive Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The Compensation Committee established individual target awards under this plan for the executives who will be included as named executive officers (“NEOs”) in the Company’s 2018 proxy statement. The percentage of annual base salary payable at threshold, target, and maximum for each executive is shown in the table below.

	Percent of Annual Base Salary
Name	Threshold Payout	Target Payout	Maximum Payout
Richard A. Johnson	50%	200%	400%
Lauren B. Peters	18.75%	75%	150%
Stephen D. Jacobs	25%	100%	200%
Lewis P. Kimble	18.75%	75%	150%
Pawan Verma	18.75%	75%	150%

(ii)     On March 28, 2018, the Compensation Committee established long-term incentive compensation performance goals for the 2018-19 performance period based on a combination of the Company’s two-year average after-tax income and return-on-invested capital. Provided the performance goals are achieved, 100% of the executives’ long-term awards would be payable in restricted stock units (“RSUs”) under the 2007 Stock Incentive Plan (the “Stock Incentive Plan”). Individual long-term target awards are expressed as a percentage of the executive’s annual base salary as approved by the Compensation Committee on March 28, 2018. The Compensation Committee established individual long-term target awards for certain of the NEOs. The percentages shown in the table below represent the percent of the 2018 annual base salary that would be paid to such NEOs, in RSUs as described above, if the established goals are achieved.

	Percent of Annual Base Salary
Name	Threshold Payout	Target Payout	Maximum Payout
Richard A. Johnson	62.5%	250%	500%
Lauren B. Peters	25%	100%	200%
Stephen D. Jacobs	25%	100%	200%
Lewis P. Kimble	18.75%	75%	150%
Pawan Verma	18.75%	75%	150%

The threshold, target, and maximum number of RSUs for each executive were calculated on March 28, 2018 on the basis of that day’s closing stock price. The actual number of RSUs awarded will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date.

(2)          RSU Awards. On March 28, 2018, the Compensation Committee granted RSU awards under the Stock Incentive Plan to each of the NEOs. These awards will vest on March 28, 2021, provided the NEO remains employed by the Company until the vesting date. No dividends will be paid or accrued on these awards.

Name	Number of Shares
Richard A. Johnson	25,123
Lauren B. Peters	5,583
Stephen D. Jacobs	5,583
Lewis P. Kimble	5,025
Pawan Verma	3,350

(3)          Stock Option Awards. On March 28, 2018, the Compensation Committee granted stock options under the Stock Incentive Plan to each of the NEOs. The options will vest in three equal annual installments beginning on March 28, 2019. The options were granted at an exercise price of $44.78 per share, which was 100% of the fair market value (closing price) of a share of the Company’s common stock, par value $0.01 per share, on the date of grant.

Name	Number of Shares
Richard A. Johnson	91,093
Lauren B. Peters	20,243
Stephen D. Jacobs	20,243
Lewis P. Kimble	18,219
Pawan Verma	12,146

(4)          Annual Base Salaries. The Compensation Committee made no changes to the current annual base salaries of the NEOs, which are shown in the table below.

Name	Position	Base Salary
Richard A. Johnson	Chairman and Chief Executive Officer	$1,100,000
Lauren B. Peters	Executive Vice President and Chief Financial Officer	675,000
Stephen D. Jacobs	Executive Vice President and Chief Executive Officer—North America	850,000
Lewis P. Kimble	Executive Vice President and Chief Executive Officer—International	650,000
Pawan Verma	Executive Vice President and Chief Information and Customer Connectivity Officer	550,000

(5)         Cash Incentive Plan. On March 28, 2018, the Compensation Committee approved the Cash Incentive Plan. The Cash Incentive Plan is a cash incentive plan that rewards executives with additional cash compensation if specified objectives are achieved, which can include the attainment of (a) certain target levels of, or percentage increases in, certain financial goals, and (b) specific customer connected objectives. Under the Cash Incentive Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The NEOs, as well as other officers and key employees of the Company and its subsidiaries, participate in this plan. Assuming targeted goals for 2018 are achieved, cash distributions under the plan would occur in the first quarter of 2019. This summary of the Cash Incentive Plan is qualified in its entirety by reference to Exhibit 10.1 attached hereto and is incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Foot Locker Executive Incentive Cash Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.

Date: April 3, 2018	By:	/s/ Paulette Alviti
		Name:	Paulette Alviti
		Title:	Senior Vice President and
Chief Human Resources Officer